Exhibit 5.1

Amsterdam, 17 October 2008

AerCap Holdings N.V.

Stationsplein 965

AerCap House

1117 CE Schiphol

The Netherlands

Ladies and Gentlemen,

SEC Exhibit 5 opinion letter re Form S-8 Registration Statement

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form S-8 to be filed by you with the U.S. Securities and Exchange Commission (as amended, the “Registration Statement”).

We have acted as your legal counsel as to Dutch law in connection with the Registration Statement to be filed by AerCap Holdings N.V., a public company with limited liability (naamloze vennootschap), organized under the laws of the Netherlands (“AerCap”) on or about 17 October 2008 relating to the registration under the U.S. Securities Act of 1933, as amended, by AerCap of an additional 4,251,848 of its ordinary shares with a nominal value of EUR 0.01 per share (the “Ordinary Shares”), to be issued pursuant to the terms of the AerCap Equity Share Incentive Plan as approved by the Company’s shareholders on October 31, 2006 and acknowledged by the Company’s Board on December 7, 2006 and as amended and restated from time to time.

This opinion letter is addressed to you. It may be relied upon only in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon the following documents: (i) a photocopy of the deed of incorporation of AerCap, dated 10 July 2006, (ii) photocopies of the deeds of amendment of the articles of association of AerCap dated 10 November 2006 and 4 July 2008 respectively, (iii) an electronic copy of the Plan, (iv) a draft private deed of issue (document reference number 50066363 AMS C 803079 / 2, the “Deed of Issue”) relating to the issuance of Ordinary Shares by AerCap pursuant to a valid exercise of one or more options under the Plan, (v) an online extract dated the date hereof from the Commercial Register relating to AerCap and (vi) a certificate (the “Certificate”) dated 17 October 2008 signed by the Chief Executive Officer and the Chief Tax and Accounting Officer of AerCap that AerCap has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), (iv) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Dutch courts and the opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Dutch law. We do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as these rules are directly applicable in the Netherlands, nor do we express any opinion on Dutch or European competition law or tax laws. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Dutch law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purporting to have signed the same and the statements contained in the Certificate are true and correct on the date of this opinion letter;

b.                                     the Plan is in full force and effect; and

c.                                      the Ordinary Shares will be issued (i) upon a valid exercise of options under the Plan and (ii) pursuant to the Deed of Issue and all parties to this Deed of Issue, including AerCap, will have the power of disposition (beschikkingsbevoegd) to execute such Deed and will take or will have taken all corporate action required to execute such deed and to issue the Ordinary Shares.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter, we are of the opinion that:

1.                                      AerCap has been duly incorporated and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

2.                                      The Ordinary Shares, when issued pursuant to the Deed of Issue, validly signed by and on behalf of all parties thereto and paid for in accordance with the Plan, will be validly issued, fully paid (provided that the Fair Market Value as defined in the Plan will be at least equal to the nominal value of the Ordinary Shares at the time of issue of the Ordinary Shares) and non- assessable.

The opinions expressed above are subject to the following qualifications:

A.                                  The term “non-assessable” as used herein means that a holder of a share will not by reason of being merely such a holder, be subject to assessment or calls by AerCap or its creditors for further payment on such share.

We consent to the filing of this opinion as Exhibit to the Registration Statement hereby and further consent to the reference to our firm in the Registration Statement.

Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.